Exhibit 23.2

CONSENT OF GRANT THORNTON LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM

We have issued our report dated February 28, 2005 accompanying the consolidated financial statements and schedule of Cell Therapeutics, Inc. and subsidiaries appearing in the 2006 Annual Report of the Company to its shareholders and accompanying the schedule included in the Annual Report on Form 10-K for the year ended December 31, 2006 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

Seattle, Washington

October 10, 2007